WILLIAM BLAIR FUNDS

Written Instrument Amending the Declaration of Trust

&

Amendment to the Written Instrument Establishing and Designating

Class R6 Shares of the William Blair Income Fund

The undersigned, the Board of Trustees of the William Blair Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated September 3, 1999, as amended (the “Declaration of Trust”), pursuant to Section 9.3 of Article IX of the Declaration of Trust, do hereby amend the Declaration of Trust and the Written Instrument Establishing and Designating Class R6 Shares of the William Blair Income Fund dated February 20, 2019 (the “Written Instrument”) as follows as of October 27, 2021:

WHEREAS, Sections 6.2 and 6.3 of Article VI of the Declaration of Trust establish and designate a series of the Trust to be known as the “William Blair Income Fund” (the “Income Fund”) and Class N and I Shares thereof; and

WHEREAS, the Board of Trustees of the Trust, pursuant to Section 6.3 of Article VI of the Declaration of Trust, executed the Written Instrument establishing a new Class of Shares of the Income Fund to be known as “Class R6” Shares; and

WHEREAS, a name change for the Income Fund has been recommended and the Board of Trustees has approved the name change for the Income Fund.

RESOLVED, that the Board of Trustees of the Trust hereby re-designates the Income Fund to be known as the “William Blair Short-Term Bond Fund” effective on such date as determined by the President of the Trust.

IN WITNESS WHEREOF, the undersigned have signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Vann A. Avedisian	/s/Dorri C. McWhorter
Vann A. Avedisian	Dorri C. McWhorter

/s/Kathleen T. Barr	/s/Arthur J. Simon
Kathleen T. Barr	Arthur J. Simon

/s/ Stephanie G. Braming	/s/Thomas J. Skelly
Stephanie G. Braming	Thomas J. Skelly

/s/Daniel N. Leib	/s/Steven R. Zenz
Daniel N. Leib	Steven R. Zenz